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                                                                   EXHIBIT 10.53

                               MANAGEMENT CONTRACT

Between

    INGRAM MICRO A/S
    Datavej 58
    3450 Birkerod
    DENMARK

And
    Asger FALSTRUP
    Doktorvaenget 7
    2960 Rungsted Kyst
    DENMARK

DEFINITION

* "Ingram Micro Holding Inc." is the sole shareholder of Ingram Micro A/S, with its registered office mentioned above, hereinafter called "Ingram Micro Holding Inc.".

* Datateam Denmark AS (Ingram Micro Denmark AS) is part of Ingram Micro Holding Inc. for which a Managing Director will be appointed, hereinafter called "the Company".

ARTICLE 1 - POSITION AND SCOPE OF DUTIES

(1) Asger FALSTRUP will be appointed by Ingram Micro Holding Inc. as Managing Director of the Company. In such capacity, he will be responsible for the management of the operations of the Company.

(2) Asger FALSTRUP shall report to the Vice President of Northern European Operations for Ingram Micro Holdings Inc., or such other officer of such company as its board shall determine.

(3) Asger FALSTRUP shall perform his duties as manager by observing the diligence of a prudent businessman in accordance with the provisions of this Management Contract, Ingram Micro Holding Inc.'s Articles of Association, the general and specific directives or instructions given by his supervisor, the chairman(men) of the board of Ingram Micro Holdings Inc. and in accordance with the law.

(4) Asger FALSTRUP will be based at the Company's office in Denmark. If the location of the Company's headquarters changed so that Asger FALSTRUP is required or requested to move his residence, the Company will pay Asger FALSTRUP's reasonable relocation expenses.


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ARTICLE 2 - LIMITS ON AUTHORITY

Notwithstanding his position as Managing Director of the Company, Asger FALSTRUP shall be required to follow the procedures set forth hereinbelow in connection with the actions so specified:

(1) No budgeted capital expenditure in excess of US $ 10,000 (DKK 61,250) or unbudgeted capital expenditure in excess of US $ 1,000 (DKK 6,125) may be authorized, except in accordance with the procedure set forth in the Ingram Micro Capital Expenditures Procedure dated April 15, 1992, as it may be amended from time to time.

(2) No employee may be hired without receipt of the prior approval in accordance with the Ingram Micro Europe Procedure dated January 18, 1993, as it may be amended from time to time, including submission and approval of the appropriate "Request for Personnel - Ingram Micro Europe" form. No employee with an annual total compensation level of US $75,000 (DKK 459,375) or more may be hired without the prior approval of either the Senior Vice President of European Operations or Chief Executive Officer of Ingram Micro Holdings Inc.

(3) No salary adjustments may be made for any employee whose annual compensation is US $75,000 (DKK 459,375) or more or for any other employee which would cause the total salary of such employee to be raised in excess of seven percent within a 12-month period without the prior approval of the Senior Vice President of European Operations of Ingram Micro Holdings Inc. The Senior Vice President of European Operations of Ingram Micro Holdings Inc. must approve the aggregate amount awarded to all employees pursuant to the annual review for merit salary increases before such increases are announced.

(4) No employees fringe benefit may be established without submission to the VP HR at the I.E.C.C. and the prior approval of the Senior Vice President of European Operations of Ingram Micro Holdings Inc. or, in the case of insurance or pension benefits, approval of the Vice President, Human Resources of both Ingram Micro Inc. and Ingram Industries Inc.

(5) Ingram Micro Holding Inc.'s standard employment agreement and any modifications thereof must be approved by the Senior Vice President of European Operations of Ingram Micro Holdings Inc. and the Director of European Legal Affairs at the Ingram European Coordination Center. Ingram Micro Holding Inc. may not enter into non-standard employment agreements or any employment agreement involving a term of more than one year or a termination notice period of more than 90 days without the prior approval of the Senior Vice President of European Operations of Ingram Micro Holdings Inc. and the Director of European Legal Affairs at the Ingram European Coordination Center.

(6) The Company may not enter into a new vendor agreement without the prior approval of either the Senior Vice Present of European Operations of Ingram Micro Holdings Inc. or the Director of European Legal Affairs at the Ingram European Coordination Center. The Company may not make an initial purchase order under a new vendor agreement in excess of US $ 25,000 (DKK 153,125) without the prior approval of the Senior Vice President of European Operations of Ingram Micro Holdings Inc.

(7) No customer credit limit may be established except in accordance with the procedures of the Ingram Micro Inc. Credit Policy, as it may be modified from time to time.


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(8)      The Company may not establish payment terms involving a due date of more than 30 days from the date of invoice or an early pay discount of more than two percent without the prior approval of the Senior Vice President of European Operations of Ingram Micro Holdings Inc.

(9) The Company may not enter into a lease with a term greater than one year or involving total budgeted payments in excess of US $ 10,000 (DKK 61,250) or unbudgeted payments in excess of US $ 1,000 (DKK 6,125), except in compliance with the provisions of the Ingram Micro Capital Expenditure Procedure dated April 15, 1992, as it may be amended from time to time, and in accordance with the Contract Review Policy of Ingram Industries Inc.

(10) The Company may not incur any indebtedness for borrowed money without the prior approval of the Chief Executive Officer of Ingram Micro Holdings Inc.

(11) The Company may not execute or deliver any guarantees of indebtedness of third parties without the prior approval of the Vice President and Chief Financial Officer of Ingram Micro Holdings Inc.

(12) The Company may not confess a judgment or settle any litigation brought by a third party against Ingram Micro Holding Inc. which involves the payment of money or incurrence of a liability without the prior approval of the Chief Executive Officer of Ingram Micro Holdings Inc.

(13) The Company may not acquire any securities or assets of another business except in the ordinary course of business without the prior approval of the Chief Executive Officer of Ingram Micro Holdings Inc.

(14) The Company may not sell any of its assets except in the ordinary course of business without the prior approval of the Chief Executive Officer of Ingram Micro Holdings Inc.

(15) The Company may not merge, consolidate or enter into any share exchange with any other company without the prior approval of the Chief Executive Officer of Ingram Micro Holdings Inc.

(16) No action may be taken by the Company to wind up its affairs or otherwise commence any proceedings under any liquidation, bankruptcy or insolvency laws without the without the approval of the Chief Executive Officer of Ingram Micro Holdings Inc.

(17) The Company may not file any litigation against third parties except for actions to collect moneys owed to the Company within the ordinary course of business without the prior approval of the Chief Executive Officer of Ingram Micro Holdings Inc. and notification to the Senior Vice President of European Operations of Ingram Micro Holdings Inc. and the Director of European Legal Affairs at the Ingram European Coordination Center.

 (18) The Company may not execute any confidentiality agreements involving inspection of third party data or Company data for purposes other than granting or receiving credit without the prior approval of the Senior Vice President of European Operations of Ingram Micro Holdings Inc. and the Director of European Legal Affairs at the Ingram European Coordination Center.

(19) The Company may not execute any agreements prohibiting solicitation by Ingram Micro Holding Inc. or any affiliate of the Company of employees of third parties without the prior approval of the Senior Vice President of European Operations of Ingram Micro Holdings Inc. and the Director of European Legal Affairs at the Ingram European Coordination Center.




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(20)     The Company may not execute any agreements to acquire, sell or transfer intellectual property of any kind without the prior approval of the Senior Vice President of European Operations of Ingram Micro Holdings Inc. and the Director of European Legal Affairs at the Ingram European Coordination Center.

ARTICLE 3 - OTHER ACTIVITIES

(1) Asger FALSTRUP shall devote his full working time and ability to the Company's business. Any other activity for remuneration and any activity which normally is entitled to remuneration, including any part-time work, is subject to the explicit prior written consent of Ingram Micro Holding Inc. Ingram Micro Holding Inc. may refuse to grant such consent without given reasons therefor.

(2) Scientific and literary activity is permitted, provided that it does not adversely affect the working capacity of Asger FALSTRUP and does not give rise to the divulging of confidential information to the detriment of the Company.

ARTICLE 4 - REMUNERATION

(1) Asger FALSTRUP shall be entitled to a gross monthly salary in the amount of 75,000 DKK payable in arrears. Asger FALSTRUP's salary shall be reviewed annually in December of each year.

(2) Asger FALSTRUP will be eligible to earn a bonus for each calendar year of his appointment. His targeted bonus will be 35% of the earned management fee with the opportunity to exceed such an amount by up to 25% (for a total potential bonus of 43.75% of his earned salary). The bonus will be based upon the criteria established from time to time pursuant to the Ingram Micro Executive Bonus Plan. The bonus will be paid at the times provided in the Ingram Micro Executive Bonus Plan.

(3) By payment of the above mentioned remuneration, all activities which Asger FALSTRUP has to perform under this Management Contract shall be compensated.

ARTICLE 5 - OTHER BENEFITS

(1) Travel expenses and other necessary out-of-pocket expenses incurred by Asger FALSTRUP in the furtherance of the Company's business shall be reimbursed to Asger FALSTRUP according to the guidelines of the Company, and within the framework of the principles applicable in Denmark for tax purposes.

(2) The Company shall furnish Asger FALSTRUP with a Company car for business and personal use in accordance with the Company's guidelines. Initially, this car is expected to be a Audi 100 or equivalent. The value of the personal use per month as determined by the Danish tax regulations for the particular type of car shall constitute additional compensation to Asger FALSTRUP which will be subject to wage withholding tax.

(3) In the event of Asger FALSTRUP's incapacity to fulfill his duties under this Management contract by reason of illness or similar factors during the term of this Management Contract, the Company will continue to pay his then base management fee and all other benefits for a period of up to six months from the date such incapacity commences.




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(4)      The Company shall continue to pay the cost of disability and life insurance as previously granted to Asger FALSTRUP by the predecessor company (Datateam).

ARTICLE 6 - INABILITY TO PERFORM DUTIES

In case Asger FALSTRUP shall be unable to perform such duties under this Management contract, be it for health or other reasons, Asger FALSTRUP shall inform the Company immediately. In case the inability to perform shall last for a period longer than ten days, Asger FALSTRUP shall provide the Sr. VP European Operations with an appropriate medical certificate.

ARTICLE 7 - VACATION

(1) Asger FALSTRUP shall be entitled to 30 work days annual vacation, excluding Saturdays, and all legal holidays in Denmark, in accordance with Danish vacation act.

(2)      The time of vacation shall be determined in agreement with the VP
         Europe.

ARTICLE 8 - SECRECY

(1) Asger FALSTRUP shall not disclose to any third party or use for his personal gain, any confidential information which has been entrusted to him, or which has otherwise become known to him and which relates to the Company or to any of its affiliated companies. In particular, no information may be disclosed concerning the organization of the business, the relations with customers and suppliers and the Company's know-how. This obligation shall not expire upon termination of this Management contract but shall remain in force.

(2) Business records of any kind, including private notes concerning the affairs and activities of the Company and its affiliated companies, shall be carefully kept and shall be used only for business purposes. It is not permitted to make copies or extracts or duplicates of drawings, calculations, statistics and the like or of any other business records for purposes other than for the business of Ingram Micro Holding Inc. and its affiliated companies.

(3) Upon termination of this contract, Asger FALSTRUP shall return of his own accord all business records and copies thereof which are in his possession. Asger FALSTRUP shall have no right of retention.

ARTICLE 9 - TERM OF MANAGEMENT CONTRACT AND NOTICE

(1) The contract shall become effective as of January 1, 1995, and is not entered into for an indefinite period. However, the management contract shall end not later than the expiry of the month following attainment of the age of 65 by Asger FALSTRUP, without the need to give notice.

(2) The contract may be terminated by either party when at least 8 months' prior written notice has been given.


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(3)      Upon termination of the Management contract by the Company, Asger
         FALSTRUP shall be entitled to 18 months of base salary severance payment.

(4) Either party may terminate this Management contract with an important reason for immediate effect.

(5) In case notice of termination of this Management contract has been given, Ingram Micro Holding Inc. is entitled to relieve Asger FALSTRUP of his duties to perform at any time. In such case, the Company shall continue to pay the contractual remuneration to Asger FALSTRUP.

(6)      Notice of termination must be given in writing.

ARTICLE 10 - FINAL PROVISIONS

(1) This Management contract represents the entire agreement and understanding of the parties and supersedes any prior written agreement between parties.

(2) Any amendments or additions to this Management contract shall be made in writing in order to be effective.

(3) If one of the provisions of this Management contract is held to be invalid, the other provisions shall remain valid and the invalid provision shall be replaced by a valid one which shall have a similar economic effect.

(4) In the event of disputes in connection with this Management contract, the place of jurisdiction shall be Denmark.

(5) This Management contract shall be governed by and interpreted in accordance with the laws of Denmark.



Copenhagen, the 28 day of August, 1995


/s/ John Winkelhaus, II                         /s/ Asger Falstrup
---------------------------                     ---------------------------
For Ingram Micro                                Asger Falstrup

/s/ John Winkelhaus, II
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For Ingram Micro Holding Inc.


Asger FALSTRUP declares that he received all policies and procedures as mentioned in this contract.


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